UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Section 240.14a-12

CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Class A Common Shares,
Class B Common Shares
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange
Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
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(4)	Date Filed:

June 6, 2007

Additional Q&D Related to the Merger

 Thank you all for taking the time to send questions about the merger. In the week since the transaction was announced, we have received more than 150 emails. Many of the questions were similar in nature so we have condensed them into the Q&A below. Thank you again for taking the time to send us your questions.

How will this merger impact my benefits? Will the merger impact retiree benefits?
There are no plans to change our current benefits programs (e.g., PDO, severance, medical / dental / insurance, scholarships, retiree benefits, general HR policies) as a result of this transaction. However, as we do on a regular basis, we will continue to look at ways to make our plans more cost effective and marketplace competitive.

What will happen to the Ceridian pension plan for U.S. employees?
The U.S. pension plan will continue to be reviewed on a regular basis to ensure that it is cost effective and competitive in the marketplace. This plan was closed to new participants in 1995.

What happens to stock options that expire prior to the transaction being finalized?
Please follow the rules of the plan. Stock options not exercised prior to the expiration date will be forfeited under normal plan provisions.

Are private companies bound by ERISA?
Our plans will continue to be governed by ERISA.

Can you provide additional details about the merger?
In addition to the press release that we issued on May 30th, we have filed the definitive merger agreement with the Securities and Exchange Commission (SEC). The filing is available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=127312&p=irol-SECText&TEXT=aHR0cDovL2NjYm4uMTBrd2l6YXJkLmNvbS94bWwvZmlsaW5nLnhtbD9yZXBvP XRlbmsmaXBhZ2U9NDk3MDE4NCZhdHRhY2g9T04=

When will our shareholders have the opportunity to vote on the transaction?
All of us are very excited about this transaction and we are working hard to complete it is soon as practicable. As we mentioned in last week’s All Hands meeting, the transaction will be presented to Ceridian shareholders for approval at our next Annual Meeting, which will be scheduled as soon as practicable following the mailing of the proxy materials. In any event, Ceridian intends to hold its Annual Meeting no later than September 21, 2007.

Following the close of the transaction, which company will own what part of Ceridian?
Thomas H. Lee Partners, L.P. (THL Partners), Fidelity National Financial, Inc. (FNF) and their co-investors will own Ceridian Corporation and all of its business. As such, upon closing, they will own the entire company.

Does Ceridian have to reach certain financial benchmarks before the sale is complete? As an example, will we have to reduce operating expenses by a certain percentage?
There are no such conditions in the merger agreement.

What ‘complementary skills’ do THL Partners and Fidelity National Financial offer that will help Ceridian enhance value to our customers?
THL Partners and FNF have invested in many large business-to-business companies and as a result bring a great deal of experience in the financing and operating of companies such as Ceridian. Both firms also have a number of potential customer relationships that Ceridian could leverage.

Will we still have Sarbanes-Oxley compliance requirements once we are a private company?
As a private company, we will not be subject to some of the regulatory and administrative requirements, including some related to Sarbanes-Oxley, that are associated with being a public company.

Will we continue to operate under the Ceridian name in both Canada and the U.S.?
We do not have plans to change our name at this time.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with its 2007 Annual Meeting, Ceridian will be filing a proxy statement, White Proxy Card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CERIDIAN AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact MacKenzie Partners, Inc., Ceridian’s proxy advisor, for the 2007 Annual Meeting, at 800-322-2885 or by email at ceridianproxy@mackenziepartners.com. Investors may also obtain a free copy of the proxy statement and other relevant documents when they become available as well as other materials filed with the SEC concerning Ceridian at the SEC's website at http://www.sec.gov. Free copies of Ceridian's SEC filings are also available on Ceridian's website at http://www.ceridian.com. These materials and other documents may also be obtained for free from: Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, Attn: Investor Relations.

PARTICIPANTS IN THE SOLICITATION
Ceridian and its officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Ceridian's stockholders with respect to the matters to be considered at Ceridian's 2007 Annual Meeting. Information regarding the officers and directors of Ceridian is included in its Annual Report on Form 10-K/A for the year ended December 31, 2006 filed with the SEC on April 30, 2007 and on Ceridian's website at http://www.ceridian.com. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Ceridian's 2007 Annual Meeting.